Exhibit 99.1
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Explanation of Responses
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(1)  This Form 3 pertains to the simultaneous execution and effectiveness of
     NeuStar, Inc.'s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 29, 2005, as amended.

(2) The stockholders are Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, including two affiliated partnerships ("WPEP"). Warburg Pincus Partners LLC, a New York limited liability company ("WP Partners"), which is a subsidiary of Warburg Pincus & Co., a New York general partnership ("WP") is the sole general partner of WPEP. Warburg Pincus LLC, a New York limited liability company, ("WP LLC," and together with WPEP, WP Partners and WP, the "Warburg Entities") manages WPEP. The address of each Warburg Entity is 466 Lexington Avenue, New York, NY 10017. Joseph Landy is a director of NeuStar, Inc., and a Managing Member and Co-President of WP LLC. Mr. Landy's business address is c/o Warburg Pincus, 466 Lexington Avenue, New York, NY 10017. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Joseph Landy may be deemed to be the beneficial owner of the Warrants and shares of Class A Common Stock owned by WPEP. Joseph Landy disclaims beneficial ownership of any of the Shares owned of record by any of the Warburg Entities, except to the extent of any indirect pecuniary interest therein.